Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statements of PainReform Ltd. on Form S-8 (File No. 333-257968 and File No. 333-265902) and F-3 (File No. 333-282264, File No. 333-254982, File No. 333-276485, File No. 333-277594, File No. 333-283655 and File No. 333-286941) of our report dated August 5, 2025, with respect to the financial statements of LayerBio Inc. as of and for the years ended December 31, 2024 and 2023 included in this Report of Foreign Private Issuer on Form 6-K.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel
January 7, 2026

Kesselman & Kesselman, 146 Derech Menachem Begin St. Tel-Aviv 6492103, Israel,
P.O Box 7187 Tel-Aviv 6107120, Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity